Exhibit 99.1

CROWN MEDIA HOLDINGS ANNOUNCES CLOSING OF NEW CREDIT FACILITY

STUDIO CITY, Calif. — June 25, 2015 - Crown Media Holdings, Inc. (NASDAQ:CRWN) announced today the closing of its new $425 million senior secured credit facilities with, among other financial institutions, Wells Fargo Bank, National Association, in its capacity as administrative agent, consisting of (i) a five year $325 million term loan facility and (ii) a five year $100 million revolving credit facility.

Crown will use approximately $80 million of the proceeds of the $325 million term loan facility to: (1) repay amounts due under and terminate Crown Media’s existing credit agreement; and (2) pay fees, commissions and expenses in connection with new credit facilities, the existing credit facilities, and certain other fees and costs.  Crown will use approximately $245 million of the remaining proceeds of the term loan facility to redeem Crown Media’s 10.5% senior notes due 2019. Crown Media will use the proceeds of the $100 million revolving credit facility for general corporate purposes.

About Crown Media Holdings, Inc.

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 84 million subscribers in the U.S. Hallmark Channel is the nation’s leading destination for quality family programming with an ambitious slate of TV movies and specials; original scripted series, including Cedar Cove, When Calls the Heart, and Good Witch; as well as some of television’s most beloved sitcoms and series. Hallmark Channel is also home to annual holiday franchise, Countdown to Christmas, featuring a lineup of 24/7 holiday programming, including The 12 New Movies of Christmas. Hallmark Channel’s sibling network, Hallmark Movies & Mysteries, is available in 56 million homes in HD and SD and is one of America’s fastest-growing cable networks. Recently rebranded from Hallmark Movie Channel, Hallmark Movies & Mysteries features a unique mix of original movies and acquired series focusing on the lighter side of the suspense and mystery genres. The network is also home to annual holiday programming franchise, the Most Wonderful Movies of Christmas, as well as presentations from the award-winning Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMoviesandMysteries.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Investors and Press

Crown Media Holdings, Inc.

Mary Dzabic, 818.755.1261

marydzabic@crownmedia.com